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                                  EXHIBIT 9(b)

         Sub-Administration Agreement dated as of April 1, 1996 between
                ASO Services Company and AmSouth Bank of Alabama



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                          SUB-ADMINISTRATION AGREEMENT



         AGREEMENT made this 1st day of April, 1996, between ASO SERVICES COMPANY ("ASC"), a corporation organized under the laws of the State of Delaware and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and AMSOUTH BANK OF ALABAMA (the "Sub-Administrator"), a state-chartered bank having its main office at 1901 Sixth Avenue, North, Birmingham, Alabama 35203.

         WHEREAS, ASC has entered into a Management and Administration Agreement, dated as of April 1, 1996, (the "Management and Administration Agreement"), with AmSouth Mutual Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, concerning the provision of management and administrative services for the investment portfolios of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, ASC desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services as Sub-Administrator. The Sub-Administrator will assist ASC in providing mutually agreed upon administrative services with respect to each Fund as may be reasonably requested by ASC from time to time. Such services may include, but are in no way limited to, such clerical, recordkeeping, accounting, stenographic, and administrative services as will enable ASC to more efficiently perform its obligations under the Management and Administration Agreement. Specific assignments with which the Sub-Administrator may be asked to assist ASC include:

(i)      Compliance

         a. Assist in response to examination letters received from the Securities and Exchange Commission
         b. Assist in response to audit requests from the Trust's independent accountants
         c. Coordinate with legal staff for the provision of compliance consulting and advice to portfolio managers

(ii)     Operational Matters


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         a.       Review calendar and files of all Board and shareholder meeting materials
         b.       Review and supplement annual regulatory filing calendar
         c.       Review prospectuses as prepared by counsel to the Trust
         d. Review periodic supplements to prospectuses, as prepared by counsel to the Trust
         e.       Review and supplement operating manual of the Trust
         f. Communicate all income breakdowns data to Trust Department and shareholders, and coordinate the printing and mailing of state income letters to such shareholders
         g.       Review all regulatory filings
         h.       Distribute prospectuses to Trust Department shareholders
         i. Coordinate distribution of proxy statements and tabulation of proxies to Trust Department shareholders
         j.       Review Form N-SARs
         k.       Review 24f-2 filings
         l.       Review 17f-2 audits
         m.       Coordinate all Adviser NRSRO rating meetings
         n.       Review authorized signors list, and Trust compliance calendars
         o.       Advise on product development issues

(iii)    Board Process and Meetings

         a.       Assist in preparation of Board meeting materials
         b. Review Board agendas and administrative sections of Board materials
         c.       Participate at Board meetings
         d.       Review all Board minutes

(iv)     Legal Services

         a. Assist in preparing for and complying with any regulatory examinations of or involving the Trust
         b.       Respond to state securities agency comment letters
         c.       Respond to regulatory agency inquiries

(v)      Blue Sky

         a. Assist in determining appropriate states and amounts for state blue sky authorities
         b. Review and monitor the sale of shares in the Trust Department in individual states
         c.       Conduct requested blue sky fee analyses

(vi)     Shareholder Services


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         a.       Respond to inquiries from Trust or employee benefits
                  shareholders
         b.       Provide performance information/updates to Trust
         c. Provide to Trust upon request: prospectuses, annual/semi-annual reports, statements of additional information, and marketing material

(vii)             Miscellaneous

         a.       Assist with implementation and management of DDA Sweep
         b. Provide a designated project manager for routine ongoing projects
         c.       Assist with institutional trades
         d.       Provide assistance with asset-related conversions
         e.       Provide fulfillment services

2. Compensation; Reimbursement of Expenses. ASC shall pay the Sub-Administrator for the services to be provided by the Sub-Administrator under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. In addition, ASC agrees to reimburse the Sub-Administrator for the Sub-Administrator's reasonable out-of-pocket expenses in providing services hereunder.

3. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").

4. Term. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until December 31, 2000; and thereafter shall be renewed automatically for successive five-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as the Sub-Administrator, with the written consent of ASC, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Either party to this Agreement may terminate such Agreement prior to the expiration of the initial term set forth above by providing the other party with written notice of such termination at least 60 days prior to the date upon which such termination shall become effective. Compensation due the Sub-Administrator and unpaid by ASC upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub- Administrator shall be entitled to collect from ASC, in addition to the compensation described under paragraph 2 hereof, the amount of all the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in


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         effecting such termination, including without limitation, the delivery to ASC, the Trust, and/or their respective designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination for a reasonable fee to be paid by ASC, the Sub-Administrator will provide ASC and/or the Trust with reasonable access to any Trust documents or records remaining in its possession.

5.             Standard of Care; Reliance on Records and Instructions;
         Indemnification. The Sub-Administrator shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to ASC or the Trust for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. ASC agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub- Administrator's actions taken or nonactions with respect to the performance of services under this Agreement with respect to a Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to the Sub-Administrator by a duly authorized representative of ASC; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give ASC written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.

         The Sub-Administrator agrees to indemnify and hold harmless the Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement.

6. Record Retention and Confidentiality. The Sub-Administrator shall keep and maintain on behalf of the Trust all books and records which the Trust and the Sub- Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by ASC, or by the Securities and Exchange Commission at reasonable times


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         and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

7. Uncontrollable Events. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

8. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to ASC and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

9. Return of Records. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of ASC and/or the Trust, turn over to ASC and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to ASC and/or the Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to ASC and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

10. Representations of ASC. ASC certifies to the Sub-Administrator that this Agreement has been duly authorized by ASC and, when executed and delivered by ASC, will constitute a legal, valid and binding obligation of ASC, enforceable against ASC in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

11. Representations of the Sub-Administrator. The Sub-Administrator represents and warrants that: (1) the various procedures and systems which the Sub-Administrator has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records and other data of the Trust and the Sub- Administrator's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of it obligations hereunder, and (2) this Agreement has been duly authorized by the Sub- Administrator and, when executed and delivered by the Sub-Administrator, will constitute a legal, valid and binding obligation of the Sub-Administrator, enforceable


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         against the Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

12. Insurance. The Sub-Administrator shall notify ASC should any of its insurance coverage with respect to services performed under this Agreement be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. The Sub-Administrator shall notify ASC of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify ASC from time to time as may be appropriate of the total outstanding claims made by the Sub-Administrator under its insurance coverage.

13. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to ASC at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, and to the Sub-Administrator at the following address: 1901 Sixth Avenue, North, Birmingham, Alabama 35203 or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

14. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

15. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.

16. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

[SEAL]                                  ASO SERVICES COMPANY


                                        By: /s/ Stephen G. Mintos
                                            ---------------------------------
                                        Title:  Executive Vice President
                                                -----------------------------

                                        AMSOUTH BANK OF ALABAMA

                                        By: /s/
                                            ---------------------------------
                                        Title:  Sr. Executive Vice President
                                                -----------------------------

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                                                           Dated:  April 1, 1996

                                   SCHEDULE A
                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                              ASO SERVICES COMPANY
                                       AND
                             AMSOUTH BANK OF ALABAMA

NAME OF FUND
------------

AmSouth Prime Obligations Fund
AmSouth U.S. Treasury Fund
AmSouth Tax Exempt Fund
AmSouth Equity Fund
AmSouth Regional Equity Fund
AmSouth Balanced Fund
AmSouth Bond Fund
AmSouth Municipal Bond Fund
AmSouth Limited Maturity Fund
AmSouth Government Income Fund
AmSouth Alabama Tax-Free Fund
AmSouth Florida Tax-Free Fund

                                      ASO SERVICES COMPANY

                                      By: /s/ Stephen G. Mintos
                                          --------------------------------
                                      Title:  Executive Vice President
                                            ------------------------------

                                      AMSOUTH BANK OF ALABAMA

                                      By: /s/
                                          --------------------------------
                                      Title:  Sr. Executive Vice President
                                            ------------------------------


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                                                           Dated:  April 1, 1996

                                   SCHEDULE B
                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                              ASO SERVICES COMPANY
                                       AND
                             AMSOUTH BANK OF ALABAMA


Name of Fund                         Compensation*
------------                         -------------

AmSouth Prime Obligations Fund       Such percentage of ASC's compensation
AmSouth U.S. Treasury Fund           received pursuant to the Management
AmSouth Tax Exempt Fund              and Administration Agreement with the Trust
AmSouth Equity Fund                  as shall be agreed upon from time to time
AmSouth Regional Equity Fund         between the parties, but in no event to
AmSouth Balanced Fund                exceed an annual rate of ten one-hundredths
AmSouth Bond Fund                    of one percent (.10%) of each such Fund's
AmSouth Municipal Bond Fund          average daily net assets.
AmSouth Limited Maturity Fund
AmSouth Government Income Fund
AmSouth Alabama Tax-Free Fund
AmSouth Florida Tax-Free Fund


                                     ASO SERVICES COMPANY

                                     By: /s/ Stephen G. Mintos
                                         ---------------------------------
                                     Title:  Executive Vice President
                                           -------------------------------

                                     AMSOUTH BANK OF ALABAMA

                                     By: /s/
                                        ----------------------------------
                                     Title:  Sr. Executive Vice President
                                           -------------------------------
------------------
     *All fees are computed daily and paid periodically


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